As filed with the Securities and Exchange Commission on April 22, 1999
                                                      Registration No. 333-69119
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        AMENDMENT NO. 2 (POST-EFFECTIVE)
                                   ON FORM S-8
                                   TO FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 SUMMIT BANCORP.
             (Exact name of registrant as specified in its charter)

New Jersey                               22-1903313
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

      301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543-2066
               (Address of Principal Executive Offices)     (Zip Code)


CONVERTED NEW CANAAN BANK AND TRUST COMPANY STOCK OPTION PLAN OF SUMMIT BANCORP.

                            (Full title of the plan)


                           Richard F. Ober, Jr., Esq.
             Executive Vice President, General Counsel and Secretary
                       301 Carnegie Center, P.O. Box 2066
                           Princeton, N.J. 08543-2066
                     (Name and address of agent for service)

                                 (609) 987-3430
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee

                                                          Proposed Maximum       Proposed Maximum
Title of Securities to            Amount to be           Offering Price Per      Aggregate Offering          Amount of
be Registered                      Registered                  Unit                   Price              Registration Fee

Common Stock,                        139,996                      N/A                  N/A                         (2)
$.80 par value
(and associated stock
purchase rights)(1)
-----------------------------------------------------------------------------------------------------------

(1) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

(2) The Registrant previously paid $ 12,740 with the original filing on December 17, 1998 to register 1,422,161 shares of the Registrant's common stock, including the 139,996 shares which may be issued pursuant to the plan listed above.

This amendment shall become effective in accordance with the provisions of Rule 464 promulgated under the Securities Act.

                                EXPLANATORY NOTE

The undersigned Registrant hereby files this post-effective amendment (the "Registration Statement") to register on Form S-8 139,996 shares of Summit Bancorp. (hereinafter "Summit", the "Company" or the "Registrant") common stock, $.80 par value, ("Common Stock") and attached preferred stock purchase rights of the Company, previously registered on Form S-4 (File No. 333-69119) incorporated herein by reference, for issuance pursuant to options previously granted under the New Canaan Bank and Trust Company 1995 Stock Option Plan (the "New Canaan Stock Option Plan"). Pursuant to the terms and conditions of the Agreement and Plan of Merger dated August 24, 1998 between Summit and New Canaan Bank and
Trust Company ("New Canaan"), the New Canaan Stock Option Plan has been converted into the Converted New Canaan Bank and Trust Company Stock Option Plan of Summit Bancorp and outstanding options granted pursuant to the New Canaan Stock Option Plan were converted into options to purchase the Company's Common Stock. The merger of New Canaan with and into the Registrant was consummated on March 31, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference in this Registration Statement the following documents filed with the Securities and Exchange Commission (the "SEC"):

        (a) Summit's Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") for the fiscal year ended December 31, 1998;

        (b) The description of the Common Stock of Summit contained in Summit's Registration Statement on Form 10 dated August 31, 1970, filed pursuant to
Section 12(b) of the Exchange Act, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description (File No. 1-6451); and

        (c) The description of the Company's Preferred Stock Purchase Rights set forth in the Registration Statement on Form 8-A filed August 28, 1989, filed pursuant to Section 12(b) of the Exchange Act, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description (File No. 1-6451).

        All documents filed by Summit with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall likewise be deemed to be incorporated herein by reference and to be a part hereof from and as of the respective dates of filing of such documents.

Item 4.  Description of Securities.

        This item is not applicable inasmuch as the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

        The legality of the shares offered hereby is being passed upon for the Company by Richard F. Ober, Jr., Esq., who is employed as Executive Vice President, General Counsel and Secretary of Summit. As of April 15, 1999 Mr. Ober beneficially owned 48,843 shares of Common Stock and options to purchase 132,034 shares of Common Stock at a weighted average exercise price of $22.11.

        The consolidated financial statements of Summit and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, included in Summit's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers.

        With respect to the indemnification of directors and officers, Section 5 of Article IX of the By-Laws of the Company provides:

        Section 5. Indemnification and Insurance. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding, by reason of the fact that he or she is or was a corporate agent of the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a corporate agent or in any other capacity while serving as a corporate agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the laws of the State of New Jersey as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses and liabilities in connection therewith and such indemnification shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of such corporate agent's heirs, executors, administrators and other legal representatives; provided, however, that except as provided in Section 5(c) of this By-Law, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that the advancement of counsel fees to a claimant other than a claimant who is or was a director or Executive Vice President or higher ranking officer of the Corporation shall be made only when the Board of Directors or the General Counsel of the Corporation determines that arrangements for counsel are satisfactory to the Corporation; and provided, further, that if the laws of the State of New Jersey so require, the payment of such expenses incurred by a corporate agent in such corporate agent's capacity as a corporate agent (and not in any other capacity in which service was or is rendered by such person while a corporate agent, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such corporate agent to repay all amounts so advanced if it shall ultimately be determined that such corporate agent is not entitled to be indemnified under this By-Law or otherwise.

        (b) To obtain indemnification under this By-Law, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 5(b), a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by a claimant who is or was a director or Executive Vice President or high ranking officer of this Corporation, by independent counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant; or (2) if the claimant is not a person described in Section 5(b)(1) or is such a person and if no request is made by such a claimant for a determination by independent counsel, (A) by the Board of Directors by a majority vote of a quorum consisting of disinterested directors (as hereinafter defined), or (B) if a quorum of the Board of Directors consisting of disinterested directors is not obtainable or, even if obtainable, such quorum of disinterested directors so directs, by independent counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant. In the event the determination of entitlement to indemnification is to be made by independent counsel at the request of the claimant, the independent counsel shall be selected by the Board of Directors and paid by the Corporation. If it is determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 20 days after such determination.

        (c) If a claim under Section 5(a) of this By-Law is not paid in full by the Corporation within thirty days after a written claim pursuant to Section 5(b) of this By-Law has been received by the Corporation, the claimant may at anytime thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim, including attorney's fees. It shall be a defense to any such act (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the laws of the State of New Jersey for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or independent counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the laws of the State of New Jersey, nor an actual determination by the Corporation (including its Board of Directors or independent counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (d) If a determination shall have been made pursuant to Section 5(b) of this By-Law that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 5(c) of this By-Law.

        (e) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this By-Law shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, provisions of the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or disinterested directors or otherwise. No repeal or modification of this By-Law shall in any way diminish or adversely affect the rights of any corporate agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

        (f) The Corporation may maintain insurance, at its expense, to protect itself and any corporate agent of the corporation or other enterprise against any expense or liability, whether or not the Corporation would have the power to indemnify such person against such expense or liability under the laws of the State of New Jersey.

        (g) If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this By-Law
(including, without limitation, each portion of any section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        (h) For purposes of this By-Law:

                (1) "disinterested director" means a director of the Corporation who is not and was not a party to or otherwise involved in the matter in respect of which indemnification is sought by the claimant.

                (2) "independent counsel" means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this By-Law.

                (3) "corporate agent" means any person who is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any subsidiary of the Corporation or of any other enterprise, serving as such at the request of this

                         Corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

                (4) "other enterprise" means any domestic or foreign corporation, other than the Corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

                (5) "expenses" means reasonable costs, disbursements and counsel fees;

                (6)      "liabilities"   means   amounts  paid  or  incurred  in
                         satisfaction of settlements, judgements, fines and penalties;

                (7) "proceeding" means any pending, threatened or completed civil, criminal, administrative, legislative, investigative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

                (8) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acts in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation."

        (i) Any notice, request or other communication required or permitted to be given to the Corporation under this By-Law shall be in writing and either delivered in person or sent by facsimile, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

        (j) This By-Law shall be implemented and construed to provide any corporate agent described above who is found to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation the maximum indemnification, advancement of expenses, and reimbursement for liabilities and expenses allowed by law.

        Such provision is consistent with Section 14A:3-5 of the Business Corporation Act of the State of New Jersey, the state of Summit's incorporation, which permits the indemnification of officers and directors, under certain circumstances and subject to specified limitations, against liability which any officer or director may incur in such capacity.

        Article 7 of Summit's Restated Certificate of Incorporation provides that:

        Except to the extent prohibited by law, no Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders provided that a Director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such persons duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt of an improper personal benefit. Neither the amendment or repeal of this Article 7, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this
Article 7 in respect of any matter which occurred, or any cause of action, suit or claim which but for this Article 7 would have accrued or arisen, prior to such amendment, repeal or adoption.

        Summit carries officers' and directors' liability insurance policies which provide coverage against judgments, settlements and legal costs incurred because of actual or asserted acts of such officers and directors of Summit arising out of their duties as such, subject to certain exceptions, including, but not limited to, damages based upon illegal personal profits or adjudicated dishonesty of the person seeking indemnification. The policies provide coverage of $50,000,000 in the aggregate.

Item 7.  Exemption from Registration Claimed.

        Not Applicable.

Item 8.  Exhibits.

        This Registration Statement includes the following exhibits:

5         Opinion of Richard F. Ober, Jr., Esq. regarding legality.

10(a)     New Canaan Bank and Trust Company 1995 Stock Option Plan

23(a)     Consent of Richard F. Ober, Jr., Esq. (included as part of Exhibit 5).

  (b)     Consent of KPMG LLP.

24 Power of Attorney (previously contained on the signature pages to this Registration Statement as filed on Form S-4 on December 17, 1998).

Item 9.  Undertakings.

        The undersigned Registrant hereby undertakes:


        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


        (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 2 to Registration Statement No. 333-69119 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Windsor and the State of New Jersey on this 22nd day of April, 1999.

                                         SUMMIT BANCORP.

                                   By:             *
                                         T. Joseph Semrod
                                         Chairman of the Board of Directors
                                         and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement No. 333-69119 has been signed below on the 22nd day of April, 1999 by the following persons in the capacities indicated.

        Signatures                                   Titles
             *                                     Chairman of the Board
     T. Joseph Semrod                              of Directors (Chief Executive Officer)

             *                                     President and Director
     Robert G. Cox

     /s/   William J. Healy                        Executive Vice
     William J. Healy                              President-Finance
                                                   (Principal Financial Officer)

     /s/  Paul V. Stahlin                          Senior Vice President
     Paul V. Stahlin                               and Comptroller
                                                   (Principal Accounting Officer)

                  *                                Director
     S. Rodgers Benjamin

                  *                                Director
     Robert L. Boyle

                  *                                Director
     James C. Brady

                  *                                Director
     John G. Collins

                                        9

        Signatures                                  Titles

                  *                                Director
     T.J. Dermot Dunphy

                  *                                Director
     Anne Evans Estabrook

                  *                                Director
     Elinor J. Ferdon

                                                   Director
     William M. Freeman

                  *                                Director
     Thomas H. Hamilton

                  *                                Director
     Fred G. Harvey

                  *                                Director
     Francis J. Mertz

                  *                                Director
     George L. Miles, Jr.

                  *                                Director
     Raymond Silverstein

                  *                                Director
     Orin R. Smith

                  *                                Director
     Joseph M. Tabak

                 *                                 Director
     Douglas G. Watson

                                   *By: /s/ Richard F. Ober, Jr.
                                        Richard F. Ober, Jr.

                *Richard F. Ober, Jr., by signing his name hereto, does sign this document on behalf of the persons named above, pursuant to a power of attorney duly executed by such persons and previously filed.

                                  EXHIBIT INDEX


Exhibit No.                                Description


5        Opinion of Richard F. Ober, Jr., Esq. regarding legality.

10(a)    New Canaan Bank and Trust Company 1995 Stock Option Plan

23(a)    Consent of Richard F. Ober, Jr., Esq. (included as part of Exhibit 5).

  (b)    Consent of KPMG LLP.

24 Power of Attorney (contained on the signature pages to this Registration Statement as filed on Form S-4 December 17, 1998).





                                       11